Exhibit 10.7

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is entered into as of December 31, 2008, between Jay W. Ferguson (the “Executive”), Aquilex Corporation and Welding Services, Inc. (collectively, the “Company”).

RECITALS

WHEREAS, on January 26, 2007, the Executive and the Company entered into an employment agreement (the “Predecessor Employment Agreement”) which set forth the terms of the Executive’s employment with the Company;

WHEREAS, on February 1, 2008, the Executive and the Company amended and restated the Predecessor Employment Agreement (the “Employment Agreement”);

WHEREAS, Section 19.01 of the Employment Agreement provides that the Employment Agreement may be modified by a writing signed by each of the parties thereto and in accordance therewith the Employment Agreement was amended on December 15, 2008.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained therein and intending to be legally bound hereby, the parties hereby agree that the Employment Agreement shall be amended retroactive to January 1, 2007 to the extent necessary to give effect to this Amendment as follows:

1. Notwithstanding anything in the Employment Agreement:

(i) Any reimbursements by the Company to the Executive of any eligible expenses under this Employment Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “taxable reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii) The amount of any taxable reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(iii) The right to taxable reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Payment of any tax reimbursements under this Employment Agreement must be made by no later than the end of the taxable year of the Executive following the taxable year of the Executive in which the Executive remits the related taxes.

2. The last sentence of Section 15.07 is deleted in its entirety and the following is substituted in its place and stead:

“The form of the release shall be signed by the Company and shall be presented to the Executive not later than 15 days following termination of employment and shall be signed by the Executive and delivered back to the Company no later than 82 days after termination of employment or else all of the severance payments and benefits under Section 15.02 shall terminate. If the Executive’s signed release was timely delivered to the Company within such 82 day period, and provided that the release has not been previously revoked, then all severance payments and benefits under Section 15.02 shall commence at the time of the first regularly scheduled payroll period 90 days after termination of employment. Provided that the release has not be previously revoked, any delayed payment or benefit (suspended during such 90 day period pursuant to the preceding sentence) shall be paid (without interest) at the time of the first regularly scheduled payroll period next following the expiration of such 90 day period.”

3. The following is added to the Employment Agreement:

“ARTICLE 25: MISCELLANEOUS.

25.1 It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Employment Agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Employment Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

25.2 If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Employment Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

25.3 Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Employment Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

25.4 For purposes of applying the provisions of Section 409A to this Employment Agreement, each separately identified amount to which the Executive is entitled under this Employment Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.”

4. Except as set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQUILEX CORPORATION

By:
Name:
Title:

WELDING SERVICES, INC.

By:
Name:
Title:

EXECUTIVE

/s/ Jay W. Ferguson
Jay W. Ferguson

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